CONSENT OF INDEPENDENT AUDITORS

   The Board of Directors
   North Fork Bancorporation, Inc.:

   We consent to the use of our report, dated January 18, 2000, except for note 2(a) and (b), and note 18, which is as of March 10, 2000 incorporated by reference in the Registration Statement on Form S-8 of North Fork Bancorporation, Inc., dated June 16, 2000, relating to the consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows, changes in stockholders' equity, and comprehensive income for each of the years in the three-year period ended December 31, 1999, which report is included in the 1999 Annual Report to Shareholders of North Fork Bancorporation, Inc. and has been incorporated by reference in the December 31, 1999 Annual Report on Form 10-K of North Fork Bancorporation, Inc.



   /s/  KPMG LLP
   New York, New York
   June 16, 2000